Exhibit 99.1

Arbutus to Receive $116 Million Strategic Investment from Roivant Sciences

Cash to Provide Significant Support for Arbutus to Fund HBV R&D Pipeline

Roivant to Support Accelerating Development of Arbutus’ HBV Pipeline and Maximizing the Value of Arbutus’ LNP Assets

NOT FOR IMMEDIATE RELEASE:	October 2, 2017

Vancouver, BC and Warminster, PA — Arbutus Biopharma Corporation (Nasdaq: ABUS), an industry-leading hepatitis B virus (HBV) therapeutic solutions company, today announced that it has signed a share purchase agreement with Roivant Sciences for the sale of convertible preferred shares (“Preferred Shares”) for gross proceeds of $116.4 million. Arbutus intends to use the proceeds to further develop and advance its clinical and preclinical HBV pipeline programs.

“We are pleased to receive this strategic investment from Roivant, Arbutus’ largest existing shareholder and a company known for its innovative approach to drug development,” said Dr. Mark J. Murray, President and CEO of Arbutus. “This financing meaningfully extends Arbutus’ operating runway to enable the generation of important clinical data for multiple pipeline programs. I look forward to leveraging Roivant’s infrastructure and capabilities to complement Arbutus and to accelerate our mission of developing a curative therapy for HBV.”

“I am pleased with the progress that Arbutus has made over the past two years, but I believe that the company’s most exciting days are ahead of it,” said Vivek Ramaswamy, Founder and CEO of Roivant and Chairman of Arbutus. “HBV is one of the most devastating diseases impacting patients globally, and a cure remains elusive. Roivant is proud to support Arbutus in taking on this bold mission through an expanded relationship. We look forward to providing strategic and operational support to Arbutus, while also maximizing the value of Arbutus’ other assets, including through potential additional investment where required.”

Following the close of this transaction, Roivant and Arbutus intend to explore working together to leverage Roivant’s infrastructure to accelerate more efficient development of Arbutus’ HBV drug pipeline. Arbutus also anticipates working with Roivant to expand its geographic footprint in HBV drug development and to maximize the value of Arbutus’ non-HBV assets, including Arbutus’ LNP and GalNAc platforms for the delivery of novel therapeutic modalities including RNA interference, mRNA, and gene editing technologies.

Roivant’s investment will take the form of preferred shares which will be convertible into common shares at a conversion price of $7.13 per share (a 15% premium to the closing stock price on September 29, 2017). The preferred shares plus an amount equal to 8.75% per annum compounded annually will be subject to mandatory conversion into common shares on the fourth anniversary of the closing date. Roivant has agreed to a four year lock-up period for this investment and its existing holdings in Arbutus. The initial investment of $50.0 million is expected to close shortly, and the remaining amount of $66.4 million is expected to close promptly upon satisfaction of customary closing conditions including regulatory and shareholder approvals, as applicable, under applicable

Canadian securities law.

Please refer to the Company’s Form 8-K to be filed with the Securities and Exchange Commission for further details of the terms of the convertible preferred shares.

About Chronic Hepatitis B

Chronic Hepatitis B (cHBV) is a serious infection of the liver caused by the hepatitis B virus (HBV) and is considered a major global health problem. cHBV infection can cause chronic liver disease, which increases a patient’s risk of death from liver cirrhosis and liver cancer. Estimates from the Centers for Disease Control and Prevention (CDC) indicate that up to 350 million people globally may be chronically infected with HBV. According to the World Health Organization (WHO), more than 780,000 people die every year due to HBV. Most currently available therapies aim to suppress viral replication but do not lead to a cure in the overwhelming majority of patients.

Advisors

MTS Securities, LLC is serving financial advisor for the Special Committee of the Board of Directors of Arbutus. Arbutus’ Canadian legal advisor is Farris, Vaughan, Wills & Murphy LLP, with Dorsey & Whitney LLP as Arbutus’ US legal advisor. Roivant’s Canadian legal advisor is Lawson Lundell LLP, with White & Case LLP as Roivant’s US legal advisor.

About Arbutus Biopharma

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in Vancouver, BC, and has facilities in Warminster, PA. For more information, please visit www.arbutusbio.com.

About Roivant Sciences

Roivant is dedicated to transformative innovation in healthcare. Roivant focuses on realizing the full potential of promising biomedical research by developing and commercializing novel therapies across diverse therapeutic areas. Roivant partners with innovative biopharmaceutical companies and academic institutions to ensure that important medicines are rapidly developed and delivered to patients.

Roivant advances its drug pipelines through wholly- or majority-owned subsidiary companies, including Axovant (neurology), Myovant (women’s health and endocrine diseases), Dermavant (dermatology), Enzyvant (rare diseases), and Urovant (urology). Roivant also pursues its mission by incubating and launching innovative healthcare companies operating outside of traditional biopharmaceutical development. Roivant’s long-range mission is to reduce the time and cost of developing and delivering new medicines for patients. For more information, please visit www.roivant.com.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN

OFFER TO BUY ANY SECURITY. THE PREFERRED SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR ANY STATE THEREOF ABSENT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

Proxy Statement Information

IN CONNECTION WITH THE TRANSACTION, ARBUTUS BIOPHARMA CORPORATION WILL FILE A PROXY STATEMENT AND OTHER DOCUMENTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.

A definitive proxy statement will be sent or made available to stockholders of Arbutus Biopharma Corporation seeking their approval of the transaction as described above. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Arbutus Biopharma Corporation with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement (when available) and such other documents relating to Arbutus Biopharma Corporation may also be obtained free of charge by directing a request to Artbutus Biopharma Corporation, Investor Relations,  100 - 8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8, Telephone: 604.419.3200 or from Arbutus Biopharma Corporation’s website, www.arbutus.com.

Arbutus Biopharma Corporation, Roivant Sciences Ltd. and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the proxy statement when it becomes available.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about the $120 strategic investment from Roivant; Arbutus’ operating runway to fund HBV R&D pipeline (including genereation of clinical data for multiple Arbutus pipeline progrants); the acceperation of developing a curative therapy for HBV; Roivant support to accelerate development of Arbutus’ pipeline and maximizing value of Arbutus’ non-HBV assets (including Arbutus’ LNP and GalNAc platforms); additional Roivant investments; shareholder approval for the Roivant investment; closing of the Roivant investment; and discovering, developing and commercializing a cure for patients suffering from chronic HBV infection.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: meeting the conditions to close the Roivant investment (including shareholder approval); cash runway requirements to fund the HBV R&D pipeline; continued Roivant support; the effectiveness and timeliness of preclinical and clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: the Roivant investment may not close on the terms and timing currently anticipated, or at all; the proceeds of the Roivant investment may not be sufficient to fund Arbutus’ programs, or may not result in the advancement of Arbutu’s programs; Arbutus’ shareholders may not approve the Roivant investment; anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K and Arbutus’ continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors

Adam Cutler

Senior Vice President, Corporate Affairs

Phone: 604-419-3200

Email: acutler@arbutusbio.com

Tiffany Tolmie

Manager, Investor Relations

Phone: 604-419-3200

Email: ttolmie@arbutusbio.com

Media

David Schull

Russo Partners

Phone: 858-717-2310

Email: david.schull@russopartnersllc.com